Exhibit 99.1

ZONZIA MEDIA, Inc. Announces the Upcoming Launch of its Linear, VOD & Over-The-Top Channel ZONZIA

Henderson, Nevada - March 9, 2015

ZONZIA MEDIA, Inc. (formally HDIMAX MEDIA, Inc.) will soon launch Zonzia.com, its new linear, video-on-demand (VOD) and over-the-top (OTT) channel. Zonzia Media, Inc. is a multi-platform entertainment distribution channel that is focused on delivering compelling innovative content – expected to include original programming showcasing up-and-coming artists and A-list stars, established feature films and TV shows, live sports, concert events, gaming, and more.

In addition to its online presence, Zonzia has secured a national channel distribution agreement and is targeting major cable distribution via video-on-demand (VOD) with Comcast, Dish Network and Verizon, across the U.S.

Zonzia also has a Letter of Intent, and is pursuing a definitive agreement, with another national distribution company to have Zonzia’s channel and content distributed via video-on-demand (VOD) and as a linear television channel in hotel rooms across the U.S. Zonzia is seeking to have its channel included in participating hotels’ overall free-to-guest (FTG) channel line-up offerings.

As part of its innovative technology strategy, Zonzia is pursuing technology partnerships and intends to allow its viewers to enjoy instant interactive access with Zonzia’s content

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The Company is also pleased to announce the recent appointments of two extremely well qualified outside directors to its Board of Directors, effective February 19, 2015. The new directors’ wealth of knowledge and applicable industry experience is expected to greatly enhance Zonzia’s ability to execute on its vision:

Leslie Greif

Leslie Greif is an Emmy® and Golden Globe® nominated producer, creator, writer and director and is one of the most prolific figures in the entertainment industry. Greif has hit various milestones over his career and produced various worldwide super-hits including eight seasons of the classic crime drama Walker, Texas Ranger starring Chuck Norris. Greif produced and directed the highly acclaimed documentary Brando, starring Al Pacino, Johnny Depp, Martin Scorsese, Sean Penn and Robert Duvall, which garnered him an Emmy® nomination for his work. In addition, he executive produced seven seasons of the longest running celebrity docu-series, Gene Simmons Family Jewels. As well as the preeminent mini-series Hatfields & McCoys, which received 16 Emmy® nominations, garnering five wins and two Golden Globe® nods, with Kevin Costner taking home the award for Best Actor in a Mini-Series. He’s currently in post-production on the highly-anticipated eight-hour television event, Texas Rising (History). Over the past 30 years Leslie has been at the forefront of the television industry, having produced TV movies, scripted and unscripted series, mini-series and documentary specials for all major networks. In addition to his television work, he has produced and directed a number of feature film projects including Keys to Tulsa starring Eric Stolz and Cameron Diaz, Funny Money starring Chevy Chase, Meet Wally Sparks starring Rodney Dangerfield, and Heaven’s Prisoners starring Alec Baldwin.

Steven L. Sanders.

As Chairman, CEO, and Chief Investment Strategist (CIS) at StoneRidge Investment Partners, LLC, Mr. Sanders led the growth of StoneRidge from $200 Million to $1.2 Billion in assets under management while driving enhancements to the firm's equity investment process. Mr. Sanders serves as Board Chairman of Beltraith Capital, LLC, a holding company formed by Mr. Sanders, to raise capital and acquire a controlling interest in StoneRidge in 2009. Prior to joining StoneRidge, from 2006-2009, Mr. Sanders served as Chief Investment Strategist at Creative Financial Group Asset Management, with $1.8 Billion in assets under management. From 1996-2005, Mr. Sanders served as President and equity portfolio manager at MDL Capital, an institutional equity and fixed income money management firm. Through the merger of Mr. Sanders’ Advent Capital Management Partners (ACMP) into MDL Capital, the combined entity was initiated with $140 Million in AUM and grew in seven years to $4.5 Billion in AUM. Mr. Sanders has provided economic and financial market commentary to national and local television networks such as CNBC, Bloomberg, CNN, ABC World News, Fox TV, and CN8’s Money Matters Today. Mr. Sanders has served as a spokesperson for Citibank Master Card and Visa’s national financial education program and authored a booklet about the virtues of saving and spending wisely, “Money Matters for Young Adults”. Since 2007, he has co-hosted Financial Voices; a weekly financial and economic awareness program. Mr. Sanders serves as Chairman of the Investment Committee for The Philadelphia Foundation, a member of the Board of Trustees at the Pennsylvania Academy of Fine Arts, Advisory Board member of The Network for Teaching Entrepreneurship Philadelphia and Board member for TOCFWH. Mr. Sanders holds a B.B.A. in Risk Management from Howard University.

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About Zonzia Media, Inc.:

Zonzia Media, Inc. is a multi-platform entertainment company focused on delivering compelling innovative content with an incredible cadre of seasoned professionals pooling all of their talents toward a common goal – the success of Zonzia Media, Inc. The company’s business model includes streaming, coverage of live events, Co-Production partnerships, International distribution and some very unique interactive consumer based Video-On-Demand (VOD) program offerings. The client/customer base is targeted toward the ever evolving tech-savvy consuming public who wants their content original, fresh, immediate and across all platforms!

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including, but not limited to, statements regarding Zonzia Media Inc. and their plans, products and related market potential. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “reach,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Zonzia’s filings with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Zonzia Media Inc. undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Contact:

Corporate Office 702-463-8528

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